Exhibit (a)(1)(U)

Infosys Limited

Registered Office: Electronics City, Hosur Road,

Bengaluru 560 100, India

Corporate Identification Number (CIN): L85110KA1981PLC013115

Telephone: +91-80-2852 0261; Fax: +91-80-2852 0362;

Contact Person: A.G.S. Manikantha, Company Secretary

Email: sharebuyback@infosys.com

Website: www.infosys.com

POST BUYBACK PUBLIC ANNOUNCEMENT FOR THE ATTENTION OF EQUITY SHAREHOLDERS / BENEFICIAL OWNERS OF EQUITY SHARES OF INFOSYS LIMITED

This public announcement (the “Post Buyback Public Announcement”) is being made in compliance with Regulation 19(7) of the Securities and Exchange Board of India (Buy-Back of Securities) Regulations, 1998 and subsequent amendments thereof (the “Buyback Regulations”). This Post Buyback Public Announcement should be read in conjunction with the Public Announcement dated October 9, 2017 and published on October 10, 2017 (the “Public Announcement”), and the Letter of Offer dated November 17, 2017 (the “Letter of Offer”). The terms used but not defined in this Post Buyback Public Announcement shall have the same meanings as assigned in the Public Announcement and the Letter of Offer.

1.	THE BUYBACK

1.1.	Infosys Limited (the “Company”) had announced the Buyback of up to 11,30,43,478 (Eleven Crore Thirty Lakh Forty Three Thousand and Four Hundred Seventy Eight Only) fully paid-up equity shares of face value of ₹5/- each (“Equity Shares”) from all the existing shareholders / beneficial owners holding Equity Shares as on the Record Date (i.e. November 1, 2017), as per the records made available to the Company by the Depositories as on the Record Date, on a proportionate basis, through the “Tender Offer” route at a price of ₹1,150/- (Rupees One Thousand One Hundred and Fifty Only) per Equity Share payable in cash, for an aggregate amount of ₹13,000 Crore (Rupees Thirteen Thousand Crore Only) excluding transaction costs, namely applicable taxes such as securities transaction tax, GST, stamp duty, filing fees, advisor fees, brokerage, public announcement expenses, printing and dispatch expenses and other incidental and related expenses (“Buyback Offer Size”) (“Buyback”). The Buyback Offer Size is 20.51% of the total paid-up equity capital and free reserves of the Company as per the audited standalone Balance Sheet as on June 30, 2017, which represents 4.92% of the total issued and paid up equity share capital of the Company.

1.2.	The Company has adopted the Tender Offer route for the purpose of the Buyback. The Buyback was implemented using the “Mechanism for acquisition of shares through Stock Exchange” notified by SEBI vide circular CIR/CFD/POLICYCELL/1/2015 dated April 13, 2015, as amended by “Streamlining the Process for Acquisition of Shares pursuant to Tender-Offers made for Takeovers, Buy Back and Delisting of Securities” notified by SEBI vide circular CFD/DCR2/CIR/P/2016/131 dated December 9, 2016 (“SEBI Circular”).

1.3.	The Tendering Period for the Buyback Offer opened at 9:15 a.m. Indian Standard Time on Thursday, November 30, 2017 and closed at 3:30 p.m. Indian Standard Time on Thursday, December 14, 2017.

2.	DETAILS OF BUYBACK:

2.1.	11,30,43,478 (Eleven Crore Thirty Lakh Forty Three Thousand and Four Hundred Seventy Eight Only) Equity Shares were bought back under the Buyback, at a price of ₹1,150/- (Rupees One Thousand One Hundred and Fifty Only) per Equity Share.

2.2.	The total amount utilized in the Buyback is ₹13,000 crore (Rupees Thirteen Thousand Crore Only) excluding transaction costs, namely applicable taxes such as securities transaction tax, GST, stamp duty, filing fees, advisor fees, brokerage, public announcement expenses, printing and dispatch expenses and other incidental and related expenses.

2.3.	The Registrar to the Buyback i.e., Karvy Computershare Private Limited (“Registrar”), considered 4,36,046 valid bids for 56,50,95,837 Equity Shares in response to the Buyback, resulting in the tender of approximately 4.9989 times the maximum number of Equity Shares proposed to be bought back. The details of valid bids considered by the Registrar are as follows:

Sr. No.	Category of Shareholders	No. of Equity Shares reserved in Buyback	No. of Valid Bids	Total Valid Equity Shares Tendered	% Response
1.	Reserved category for Small Shareholders	1,69,56,522	3,92,945	3,03,71,128	179.11
2.	General category of other Shareholders	9,60,86,956	43,101	53,47,24,709	556.50

	Total	11,30,43,478	4,36,046	56,50,95,837	499.89

2.4.	All valid applications have been considered for the purpose of Acceptance in accordance with the Buyback Regulations and Paragraph 23 of the Letter of Offer. The communication of acceptance / rejection shall be dispatched by the Registrar to the Buyback to respective Shareholders, on or before December 28, 2017.

2.5.	The settlement of all valid bids was completed by the Clearing Corporation of India Limited on December 22, 2017. The funds have been directly paid out to Eligible Shareholders whose shares have been accepted under the Buyback. If bank account details of any Eligible Shareholders holding Equity Shares in dematerialized form were not available or if the funds transfer instructions were rejected by the Reserve Bank of India of any or relevant bank, due to any reason, then the amounts payable to the Eligible Shareholders will be transferred to the concerned selling members for onward transfer to such Eligible Shareholders holding Equity Shares in dematerialized form.

2.6.	Demat Equity Shares accepted under the Buyback have been transferred to the Company’s demat escrow account on December 22, 2017. The unaccepted demat Equity Shares have been returned to respective Shareholder Brokers / custodians by the Clearing Corporation of India Limited on December 22, 2017. The unaccepted physical share certificates will be dispatched to the registered address of the respective eligible Equity Shareholders on December 26, 2017.

2.7.	The extinguishment of 11,30,43,478 Equity Shares accepted under the Buyback, comprising of 11,30,16,165 Equity Shares in dematerialized form and 27,313 Equity Shares in physical form is currently under process and shall be completed on or before December 29, 2017. The Company, and its respective directors, accept full responsibility for the information contained in this Post Buyback Public Announcement and also accept responsibility for the obligations of the Company laid down under the Buyback Regulations.

3.	CAPITAL STRUCTURE AND SHAREHOLDING PATTERN:

3.1.	The capital structure of the Company, pre and post the Buyback is as under:

(Equity Shares have a face value of ₹5/- each)

Sr. No.	Particulars	Pre-Buyback*		Post Buyback#
		No. of Equity Shares	Amount (₹ Crore)	No. of Equity Shares	Amount (₹ Crore)
1.	Authorized Equity Capital	2,40,00,00,000	1,200	2,40,00,00,000	1,200
2.	Issued, Subscribed and Paid-up Equity Share Capital	2,29,69,93,267	1,148	2,18,39,49,789	1,092

*	As on record date
#	Subject to extinguishment of 11,30,43,478 Equity Shares

3.2.	Details of the Shareholders / beneficial owners from whom Equity Shares exceeding 1% of the total Equity Shares bought back have been accepted under the Buyback are as mentioned below:

Sr. No	Name of the Shareholder	No. of Equity Shares accepted under Buyback	Equity Shares accepted as a % of total Equity Shares bought back	Equity Shares accepted as a % of total post buyback Equity Shares
1	Life Insurance Corporation of India	61,13,787	5.41	0.28
2	Government of Singapore	24,66,354	2.18	0.11
3	Copthall Mauritius Investment Limited	17,51,314	1.55	0.08
4	Franklin Templeton Investment Funds	17,28,865	1.53	0.08
5	Vanguard Emerging Markets Stock Index Fund Aserie	15,25,847	1.35	0.07
6	Sudha Gopalakrishnan	15,00,000	1.33	0.07
7	HDFC Standard Life Insurance Company Limited	14,75,999	1.31	0.07
8	ICICI Prudential Life Insurance Company Limited	14,60,494	1.29	0.07
9	BNP Paribas Arbitrage	14,11,844	1.25	0.06
10	Rohan Murty	13,92,682	1.23	0.06
11	Deutsche Bank AG London	12,38,234	1.10	0.06
12	Nomura India Investment Fund Mother Fund	12,12,964	1.07	0.06
13	Vanguard Total International Stock Index Fund	11,27,550	1.00	0.05

3.3.	The shareholding pattern of the Company Pre-Buyback (as on November 1, 2017) i.e. the Record Date and Post Buyback, is as under:

Particulars	Number of Equity Shares*	% of existing share capital*	No. of Equity Shares post Buyback#	% of share capital post Buyback#
Promoters	29,28,06,199	12.75	28,17,02,889	12.90
Foreign Investors (OCBs/FIIs/NRIs/Non-residents/Non-domestic companies/ADRs)	1,16,85,34,519	50.87	1,90,22,46,900	87.10
Indian Financial Institutions/Banks/Mutual Funds/Govt. Companies	50,52,82,194	22.00
Public including other Bodies Corporate	33,03,70,355	14.38

Total	2,29,69,93,267	100.00	2,18,39,49,789	100.00

*	As on Record date
#	Subject to extinguishment of 11,30,43,478 Equity Shares

4.	MANAGERS TO THE BUYBACK OFFER

Kotak Mahindra Capital Company Limited

27BKC, 1st Floor, Plot No. C-27, “G” Block, Bandra Kurla Complex, Bandra (East), Mumbai 400 051

Contact Person: Ganesh Rane

Phone: +91-22-4336 0128

Fax: +91-22-6713 2447

Email: Project.Infosysbuyback@kotak.com

SEBI Registration: INM000008704

Validity Period: Permanent Registration

J.P. Morgan India Private Limited

J.P. Morgan Tower, Off. C.S.T. Road, Kalina, Santacruz (East), Mumbai 400 098, Maharashtra, India

Contact Person: Rajat Agarwal

Phone: +91-22-6157 3302

Fax: +91-22-6157 3911

Email: Infosys_bb2017@jpmorgan.com

SEBI Registration: INM000002970

Validity Period: Permanent Registration

5.	DIRECTORS RESPONSIBILITY

As per Regulation 19(1)(a) of the Buyback Regulations, the Board of Directors of the Company accepts full responsibility for the information contained in this Post Buyback Public Announcement or any other information advertisement, circular, brochure, publicity material which may be issued, and confirms that such document contains true, factual and material information and does not contain any misleading information.

For and on behalf of the Board of Directors of

Infosys Limited

Sd/-	Sd/-	Sd/-

Ravi Venkatesan	U.B. Pravin Rao	A.G.S. Manikantha
Independent Director	Interim-CEO and Managing Director	Company Secretary
DIN: 00621398	DIN: 06782450

Place: Bengaluru

Date: December 22, 2017